Exhibit 5.1

James R. Burke
jburke@haslaw.com
(617) 378-4346

May 16, 2013

Cynosure, Inc.

5 Carlisle Road

Westford, Massachusetts 01886

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4, as amended (File No. 333-187895) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to an aggregate of 6,080,100 shares (the “Shares”) of Class A Common Stock, par value $0.001 per share, of Cynosure, Inc., a Delaware corporation (the “Company”), issuable pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 15, 2013 (the “Merger Agreement”), by and among the Company, Commander Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (the “Merger Subsidiary”), and Palomar Medical Technologies, Inc., a Delaware corporation (“Palomar”), pursuant to which Palomar will merge with and into the Merger Subsidiary, with the Merger Subsidiary surviving as a wholly owned subsidiary of the Company.

We are acting as counsel for the Company in connection with the issuance by the Company of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Merger Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Cynosure, Inc. May 16, 2013 Page 2

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized for issuance and, when the Shares are issued in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Joint Proxy Statement/Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Hinckley, Allen & Snyder LLP